Exhibit 99(a)(1)(A)
Offer by MSC Income Fund, Inc. and Main Street Capital Corporation
to Purchase up to $3,500,000 of Shares of Common Stock for Cash
at a Purchase Price Not Less Than $4.50 and Not More Than $7.74 Per Share

THE OFFER WILL EXPIRE AND THE LETTER OF TRANSMITTAL MUST BE RECEIVED BY MSC INCOME FUND, INC. BY 5:00 P.M., CENTRAL TIME, ON SEPTEMBER 20, 2023, UNLESS THE OFFER IS EXTENDED.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

To the Stockholders of MSC Income Fund, Inc.:

MSC Income Fund, Inc. (the “Company,” “we,” “us,” or “our”), an externally managed, non-diversified, closed-end management investment company incorporated in Maryland that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Main Street Capital Corporation, parent company to the Company’s investment adviser (“Main Street” and, together with the Company, the “Purchasers”) are offering, severally and not jointly, to purchase (the “Offer to Purchase”) up to an aggregate of $3,500,000 of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for cash at a purchase price not less than $4.50 and not more than $7.74 per Share (which was the net asset value (“NAV”) per Share of our Shares as of August 1, 2023) (the “Purchase Price”), less any applicable withholding taxes and without interest.

The offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 5:00 p.m., Central Time, on September 20, 2023, unless extended by the Purchasers (such date and time, as they may be extended, the “Expiration Date”).

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, promptly following the Expiration Date, the Purchasers will determine a single per Share price that the Purchasers will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by holders of Shares (“Stockholders”) tendering their Shares in the Offer. The Purchasers will select the lowest Purchase Price, not less than $4.50 and not more than $7.74 per Share (which was the NAV per Share of our Shares as of August 1, 2023), at which Shares have been properly tendered in the Offer and not properly withdrawn that will allow the Purchasers to purchase up to $3,500,000 of Shares in the aggregate. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any Stockholder tendered at a lower price. However, because of the proration and conditional offer provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $3,500,000.

The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Main Street. Under the terms of the Offer, neither the Company nor Main Street is required to purchase all of the Shares. Rather, subject to the terms and conditions of the Offer, the Company will severally, and not jointly, purchase, and therefore only be liable with respect to $2,750,000 in aggregate amount of Shares properly tendered pursuant to this Offer (the “Company Share Allotment”), and Main Street will severally, and not jointly, purchase, and therefore only be liable with respect to Shares properly tendered pursuant to this Offer, up to a maximum of $750,000 in aggregate amount of Shares. In accordance with the rules promulgated by the SEC, the Purchasers may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer. Shares tendered at prices greater than the Purchase Price or Shares that the Purchasers do not accept for purchase under the terms of the Offer because of the Offer’s proration and conditional offer provisions will not be purchased. Shares tendered but not purchased in the Offer will be returned to the tendering Stockholders at the Purchasers’ expense promptly after the expiration of the Offer.

The Purchasers have filed a Tender Offer Statement on Schedule TO with the SEC on August 16, 2023 (the “Schedule TO”).

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 BELOW.

As of August 16, 2023, there were 80,446,869 Shares issued and outstanding. On August 1, 2023, the most recent date upon which the Company’s NAV per Share was determined, the Company’s NAV per Share was $7.74.

The Company’s board of directors (the “Board”) has unanimously authorized the Offer. However, neither the Board, the Company, Main Street, MSC Adviser I, LLC (the “Adviser”) nor Hines Securities, Inc. is making any recommendation to you as to whether to tender or refrain from tendering your Shares or at what price to tender Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares and at what price to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purpose and effects of the Offer. None of the members of the Board or the executive officers of the Company intend to tender any of their Shares in the Offer. Main Street does not intend to tender any of its Shares in the Offer. See Section 9.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory authority has approved or disapproved this transaction or passed upon the merits or fairness of the transaction or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Offer to Purchase is August 16, 2023.

IMPORTANT INFORMATION
Stockholders who desire to tender their Shares should either: (i) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal or (ii) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such institution to effect a tender on their behalf. Tendering Stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Purchasers reserve the absolute right to reject tenders determined not to be in appropriate form.
NONE OF THE COMPANY, THE BOARD, THE ADVISER, MAIN STREET OR HINES SECURITIES, INC. MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER THEY SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OR AT A WHAT PRICE TO TENDER SHARES. EACH STOCKHOLDER MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY AND AT WHAT PRICE TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER.
NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD, THE ADVISER, MAIN STREET OR HINES SECURITIES, INC. AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD, THE ADVISER, MAIN STREET OR HINES SECURITIES, INC. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.
IF YOUR TENDERED SHARES ARE ACCEPTED AND YOU ARE A U.S. STOCKHOLDER (AS DEFINED IN SECTION 4), THE RECEIPT OF CASH FOR YOUR TENDERED SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES AS A SALE OR EXCHANGE ELIGIBLE FOR CAPITAL GAIN OR LOSS TREATMENT. WHERE YOUR TENDERED SHARES ARE PURCHASED BY THE COMPANY, THE RECEIPT OF CASH FOR YOUR TENDERED SHARES MAY BE TREATED AS A DISTRIBUTION TAXABLE AS ORDINARY INCOME TO THE EXTENT IT IS OUT OF OUR CURRENT OR ACCUMULATED EARNINGS AND PROFITS (AND NOT DESIGNATED BY US AS A CAPITAL GAIN DIVIDEND OR QUALIFIED DIVIDEND INCOME). IF YOU ARE A NON-U.S. STOCKHOLDER (AS DEFINED IN SECTION 4), THE PURCHASERS WILL WITHHOLD ON THE PAYMENT OF CASH FOR YOUR TENDERED SHARES. SEE SECTION 4 AND SECTION 15. WE URGE YOU TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU TENDERING YOUR SHARES.
The Purchasers reserve the right, in their sole discretion, to change the Purchase Price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules promulgated by the SEC, the Purchasers may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer. Additionally, subject to the applicable rules and regulations promulgated by the SEC, the Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for purchase of, and the payment for, any Shares, subject to the restrictions below, (ii) to amend the Offer in any respect prior to the Expiration Date and (iii) if any condition specified in Section 3 is not satisfied or waived at or prior to the Expiration Date, to terminate the Offer and not accept any Shares for purchase. Notice of any such extension, amendment or termination will be distributed promptly to Stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date, in accordance with Rule 14e-1(d) promulgated under the Exchange Act. See Section 16 for more information.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the materials pertaining to the Offer shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

TABLE OF CONTENTS

i

SUMMARY TERM SHEET
(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights certain material information concerning the Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. For a more complete discussion of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase and the related Letter of Transmittal.

Who is making the Offer?

•The Company, MSC Income Fund, Inc., and Main Street Capital Corporation, the parent company to the Company’s investment adviser, collectively referred to herein as the Purchasers, are severally, and not jointly, offering to purchase your Shares in the Offer.

Main Street (NYSE: MAIN) is a principal investment firm, which has elected to be regulated as a business development company under the 1940 Act, that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.

What is the Offer?

•The Purchasers are conducting an offer by means of a modified “Dutch auction.” The Purchasers are offering to purchase, severally and not jointly, up to an aggregate of $3,500,000 of Shares for cash at a purchase price not less than $4.50 and not more than $7.74 per Share (our NAV per Share as of August 1, 2023), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The Purchasers will determine the Purchase Price as promptly as practicable after the Expiration Date. The Purchasers will select the lowest Purchase Price, not less than $4.50 and not more than $7.74 per Share, that will allow them to purchase up to an aggregate of $3,500,000 of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. The Purchasers will determine the Purchase Price that the Purchasers will pay for Shares properly tendered and not properly withdrawn from the Offer by taking into account the total number of Shares tendered and the prices specified by Stockholders tendering their Shares in the Offer.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any Stockholder tendered, or was deemed to have tendered, at a lower price. However, because of the proration and conditional offer provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $3,500,000.

Shares tendered at prices greater than the Purchase Price or Shares that the Purchasers do not accept for purchase under the terms of the Offer because of the Offer’s proration and conditional offer provisions will not be purchased. Shares tendered but not purchased in the Offer will be returned to the tendering Stockholders at the Purchasers’ expense promptly after the expiration of the Offer.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer.” Note that this election will mean that your Shares will be deemed to be tendered at the minimum price of $4.50 per Share. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at the minimum price of $4.50 per Share.

How many Shares are the Purchasers offering to purchase?

•The Purchasers are offering to purchase, severally and not jointly, Shares properly tendered in the Offer and not properly withdrawn up to an aggregate of $3,500,000 of Shares at the Purchase Price. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed at the minimum Purchase Price of $4.50 per Share, the number of Shares that the Purchasers could purchase pursuant to the Offer is approximately 777,778, which would represent approximately 0.97% of the Company’s issued and outstanding Shares as of August 16, 2023. Assuming the Offer is fully subscribed at the maximum Purchase Price of $7.74 per Share, the number of Shares that the Purchasers could purchase pursuant to the Offer is approximately 452,196, which would represent approximately 0.56% of the Company’s issued and outstanding Shares as of August 16, 2023.
The Purchasers expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. In accordance with the rules promulgated by the SEC, the Purchasers may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer. See Section 1 and Section 16.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions described in this Offer to Purchase. See Section 3.

How will the Purchasers pay for the Shares?

•The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Main Street. Under the terms of the Offer, neither the Company nor Main Street is required to purchase all of the Shares.

On August 1, 2023, the Company sold 348,542 Shares to Main Street, at $7.89 per Share, the price at which the Company issued new Shares in connection with reinvestments of the August 1, 2023 dividend pursuant to the Company’s distribution reinvestment plan (“DRIP”), for total cash proceeds to the Company of approximately $2,750,000 (the “Private Sale”). The issuance and sale were made pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and was unanimously approved by the Board, including each director who is not an “interested person,” as such term is defined in Section 2(a)(19) of the 1940 Act, of the Company or the Adviser. The Company will use all of the cash proceeds from the Private Sale to purchase, severally, and not jointly, the Company Share Allotment in the Offer. See Section 7.

Main Street will use available cash on hand to purchase, severally, and not jointly, Shares up to a maximum of $750,000 in aggregate amount of Shares. As of June 30, 2023, Main Street had $70.9 million in cash and cash equivalents.

Why are the Purchasers making the Offer?

•The Company is making the Offer to provide Stockholders with an additional near-term liquidity option to supplement its quarterly repurchase program. Because there is no public market for the Shares, the primary liquidity option available to Stockholders to date has been the Company’s share repurchases.
Pursuant to its Articles of Amendment and Restatement, the Company maintains a quarterly share repurchase program to provide limited additional liquidity to its Stockholders. Repurchase offers under the quarterly share repurchase program are limited to the lesser of (i) the number of Shares the Company can repurchase with 90% of the proceeds it receives from issuance of Shares under the DRIP and (ii) 2.5% per quarter of its weighted average number of outstanding Shares in the prior four calendar quarters, at the discretion of the Board, and must be made at the Company’s then current NAV per Share.

Main Street is making the Offer to provide liquidity to Stockholders that wish to exit or reduce their investment in the Company, while also increasing its investment in the Company. As the parent company to the Adviser, Main Street may be deemed to exert control over the Company. However, Main Street is not acquiring Shares for the purpose of influencing the management or operations of the Company. Main Street reserves the rights to vote on matters subject to Stockholder approval, and if Main Street purchases a significant number of the outstanding Shares of the Company (pursuant to this Offer and any other tender offers and other purchases of the Shares), it may be in position to significantly influence matters requiring Stockholder consent. As of August 16, 2023, Main Street beneficially owned 698,994 Shares, or 0.87% of the outstanding Shares of the Company.

Both the Company and Main Street, as the parent to the Adviser, remain committed to identifying opportunities to provide significant liquidity solutions for all Stockholders who desire such an option. While we continue to evaluate other liquidity options for the Company, such as a listing of the Company’s Shares on a national securities exchange, we do not believe that current market conditions present a favorable opportunity for such a transaction. The Company has learned through engaging with Stockholders that certain Stockholders have additional needs for liquidity related to individual circumstances, such as death or disability of the initial holder. Because the SEC’s rules do not permit the Company to grant a preference to certain accounts over others in connection with the repurchase of its Shares, the Company is unable to offer a liquidity alternative for these types of unique circumstances. We believe the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide us the ability to do so. See Section 2.

Has the Company or its Board adopted a position on the Offer?

•While the Board has unanimously authorized the Offer, none of it, the Company, the Adviser, Main Street or Hines Securities, Inc., are making any recommendation as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price at which you choose to tender your Shares based on your individual circumstances. You should consult your financial and tax advisers in making this decision. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials, including documents incorporated herein by reference.

Will the Company’s directors and executive officers, the Adviser, Main Street, or Main Street’s directors and executive officers tender Shares in the Offer?

•The Company’s directors and executive officers, the Adviser, Main Street and Main Street’s directors and executive officers who are Stockholders are all entitled to participate in the Offer on the same basis as other Stockholders. However, they have all advised the Company that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). See Section 9.

How will the Offer affect the number of our Shares outstanding?

•As of August 16, 2023, the Company had 80,446,869 outstanding Shares. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the minimum Purchase Price, the Purchasers will purchase 777,778 Shares and have 79,669,092 Shares outstanding immediately following the completion of Offer, representing a 0.97% reduction in the number of outstanding Shares. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the maximum Purchase Price, the Purchasers will purchase 452,196 Shares and have 79,994,673 Shares outstanding immediately following the completion of the Offer, representing a 0.56% reduction in the number of outstanding Shares. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares.

Stockholders who choose not to tender their Shares will own a greater percentage interest in the Company’s outstanding Shares following the consummation of the Offer with respect to the Company Share Allotment to be repurchased by the Company, but not with respect to such other Shares to be purchased by Main Street. See Section 1.

When will the Offer expire, and may the Offer be extended?

•You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

The Purchasers may extend the Expiration Date by issuing a press release or making some other public announcement by no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. See Section 16 below. Except to the extent required by applicable law (including Rule 13e-4(f)(1) and Rule 14e-1 promulgated under the Exchange Act), the Purchasers will have no obligation to extend the Offer. A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Eastern Time.

Are there conditions to the Offer?

•Yes. Each Purchaser’s several, and not joint, obligation to accept and pay for your tendered Shares depends on a number of conditions. See Section 3 below for a more complete description of the conditions to the Offer.

Are the Purchasers required to complete the Offer and purchase all Shares tendered, assuming the total dollar value of Shares tendered are less than the total $3,500,000 of Shares offered for purchase?

•Under most circumstances, yes. There are certain circumstances, however, in which one or more of the Purchasers will not be required to purchase any Shares tendered, as described in Section 3 below.

How do I tender my Shares?

•If your Shares are registered in your name, you should obtain the Offer, which consists of this Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto. Read the materials, and, if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Purchasers at the address listed in Section 4 of this Offer to Purchase, in proper form, before the Expiration Date (if the Offer is extended by the Purchasers, the new deadline will be as stated in the public announcement of the extension). If your Shares are custodial held or broker controlled, approval sign off is required from such third party, and the Letter of Transmittal must be signed by the third party. See Section 4 below.

In accordance with Instructions 3 and 4 to the Letter of Transmittal, each Stockholder who desires to tender Shares in the Offer must either (a) check one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Tendering ALL Shares at a Specific Price,” indicating the price (in increments of  $0.50 except for the maximum Purchase Price) at which Shares are being tendered, (b) in the section of the Letter of Transmittal captioned “Tendering less than all Shares or tendering Shares at more than one price,” indicating the number of Shares at each specific price (in increments of  $0.50 except for the maximum Purchase Price) at which you are tendering the respective number of Shares or (c) check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer”, in which case you will be deemed to have tendered your Shares at the minimum price of  $4.50 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $4.50 PER SHARE).

If tendering Stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer.” Note that this election will mean that your Shares will be deemed to have been tendered at a price of $4.50 per Share (which is the minimum price per Share under the Offer to Purchase) for purposes of determining the Purchase Price.

Is there a limit on the number of Shares I may tender?

•You may tender all of the Shares you own as of the Expiration Date of the Offer. However, the Purchasers are offering to purchase only up to an aggregate of $3,500,000 of Shares. The number of Shares available to be purchased in the Offer is dependent upon the Purchase Price. See Section 1 below.

May I tender only a portion of the Shares that I hold?

•Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer.
Is there any cost to me to tender?

•There is no cost charged by the Purchasers in connection with the Offer. Your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies. See the Letter of Transmittal.

Can I change my mind after I have tendered Shares in the Offer?

•Yes, you may withdraw your Shares at any time prior to the Expiration Date by submitting a Notice of Withdrawal to the Purchasers at the address listed in Section 4 of this Offer to Purchase. In addition, you may withdraw your tendered Shares any time after 12:00 midnight, Eastern Time, on October 12, 2023 (which is 40 business days after the commencement of the Offer) if they have not been accepted for payment by that date. See Section 5 below for more details.

How do I withdraw tendered Shares?

•To properly withdraw Shares, a Notice of Withdrawal of tendered Shares must be timely received by the Purchasers specifying the name of the Stockholder who tendered the Shares, the number of Shares being withdrawn and other information. See Section 5 below and the Form of Notice of Withdrawal which accompanies the Offer.

What happens if less or more than $3,500,000 of Shares are properly tendered and not properly withdrawn prior to the Expiration Date?

•If less than $3,500,000 of Shares are tendered, the Purchasers will buy all of the Shares based on the lowest price that will allow the Purchasers to buy all the Shares that are properly tendered, at a price not to exceed $7.74 per Share.

If the conditions to the Offer have been satisfied or waived and more than $3,500,000 in aggregate amount of Shares have been properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Purchasers will purchase Shares:

•first, subject to the conditional tender provisions described in Section 8, on a pro rata basis from all Stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date; and

•second, only if necessary to permit the Purchasers to purchase up to $3,500,000 in aggregate amount of Shares, from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, Stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, the Purchasers may not purchase all of the Shares that you tender. See Section 1.

May I place any conditions on my tender of Shares?

•Yes. See Section 8.

Who may sign on my behalf?

•Only the holder of record as registered on the account or an authorized power of attorney. If a power of attorney signs on behalf of the holder of record, the document evidencing the power must accompany the Letter of Transmittal and must be dated or recertified within one year.

If Shares I tender are accepted by the Purchasers, when will payment be made?

•The Purchasers will pay the Purchase Price, net to the seller in cash, less any applicable tax withholding and without interest, for Shares each Purchaser respectively purchases as promptly as practicable following the Expiration Date and the acceptance of the Shares for payment. See Section 6 below.

Is my sale of Shares pursuant to the Offer a taxable transaction?

•The Purchasers anticipate U.S. Stockholders, other than those who are tax-exempt, who sell Shares in the Offer will treat such sale either as a “sale or exchange” or as a “dividend” for U.S. federal income tax purposes. Unless instructed otherwise, most taxpayers who sell their Shares will receive an Internal Revenue Service (the “IRS”) Form 1099-B, a copy of which will also be provided to the IRS. See Section 15 below for further details regarding the possibility of alternative tax treatment in connection with the sale of Shares pursuant to the Offer with respect to the Company Share Allotment. Section 15 also discusses the tax treatment of Non-U.S. Stockholders. You are urged to consult your own tax advisor regarding the tax consequences to you of any sale of Shares pursuant to the Offer.

Is there any reason Shares tendered would not be accepted?

•In addition to those circumstances described in Section 3 below under which the Purchasers are not required to accept tendered Shares, the Purchasers have reserved the right to reject any and all tenders determined by them not to be in appropriate form.

How will tendered Shares be accepted for payment?

•Properly tendered Shares will be accepted for payment by the Purchasers promptly following the Expiration Date. See Section 6 below.

Have there been any recent developments of which I should be aware?

•For a description of recent developments of the Company since December 31, 2022, please refer to the Company’s Form 10-K filed for such fiscal year on March 14, 2023, and to the Form 10-Q for the fiscal quarter ended June 30, 2023 filed on August 11, 2023.

How do I obtain information?

•Questions and requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to the Purchasers as follows.

Website:	www.mscincomefund.com/investors
Phone number:	713.350.6000
Hines Investor Services:	888.220.6121
Mailing address:	MSC Income Fund, Inc.
430 W. 7th Street, Suite 219406
Kansas City, MO 64105-1407
Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

THE OFFER

1. Purchase Price; Number of Shares; Expiration Date.

The Purchasers are offering to purchase, severally, and not jointly, up to an aggregate of $3,500,000 of Shares for cash at a purchase price not less than $4.50 and not more than $7.74 per Share (the Company’s NAV per Share as of August 1, 2023), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The number of Shares available to be purchased in the Offer is dependent on the Purchase Price.

The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Main Street. Under the terms of the Offer, neither the Company nor Main Street is required to purchase all of the Shares in the Offer. Rather, upon the terms and subject to the conditions of the Offer, of the $3,500,000 in aggregate amount of Shares subject to the Offer, the Company will severally, and not jointly, purchase, and therefore only be liable with respect to, the Company Share Allotment, and Main Street will severally, and not jointly, purchase, and therefore only be liable with respect to, Shares properly tendered, up to a maximum of $750,000 in aggregate amount of Shares.

The Purchasers will determine the Purchase Price as promptly as practicable after the Expiration Date. The Purchasers will select the lowest Purchase Price, not less than $4.50 and not more than $7.74 per Share, that will allow them to purchase up to an aggregate of $3,500,000 of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. The Purchasers will determine the Purchase Price that the Purchasers will pay for Shares properly tendered and not properly withdrawn from the Offer by taking into account the total number of Shares tendered and the prices specified by Stockholders tendering their Shares in the Offer. If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer.” Note that this election will mean that your Shares will be deemed to be tendered at the minimum price of $4.50 per Share. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at the minimum price of $4.50 per Share.

You will not receive interest on the Purchase Price under any circumstances, and you will not be entitled to any dividends with record dates that occur on or after the date that the Purchasers have accepted your Shares for purchase. Participation in the DRIP will be automatically discontinued for any Shares properly tendered for purchase in the Offer (and not properly withdrawn).

As of August 16, 2023, there were 80,446,869 Shares of the Company issued and outstanding, and there were 14,510 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks and trust companies. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the minimum Purchase Price, the Purchasers will purchase 777,778 Shares, or 0.97% of the Company’s outstanding Shares. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the maximum Purchase Price, the Purchasers will purchase 452,196 Shares, or 0.56% of the Company’s outstanding Shares.

If less than $3,500,000 of Shares are tendered, the Purchasers will buy all of the Shares based on the lowest price that will allow the Purchasers to buy all the Shares that are properly tendered, at a price not to exceed $7.74 per Share. If the conditions to the Offer have been satisfied or waived and more than $3,500,000 in aggregate amount of Shares have been properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Purchasers will purchase Shares:

•first, subject to the conditional tender provisions described in Section 8, on a pro rata basis from all Stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date; and
•second, only if necessary to permit the Purchasers to purchase up to $3,500,000 in aggregate amount of Shares, from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, Stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any Stockholder tendered, or was deemed to have tendered, at a lower price. However, because of the proration and conditional offer provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $3,500,000. It is also possible that none of the Shares conditionally tendered will be purchased. In the event of proration, the Purchasers will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. If there is proration, Shares will be rounded up or down to the nearest whole Share.

The Offer will remain open until the Expiration Date. If the Purchasers extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 16 below for a description of the Purchasers’ rights to extend, delay, terminate and/or amend the Offer.

If (i)(a) the Purchasers increase or decrease the price to be paid for Shares beyond the price range, (b) decrease the amount of Shares being sought in the Offer, or (c) increase the amount of Shares being sought in the Offer and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to Stockholders in the manner specified in Section 16, the Offer will be extended until the expiration of such period of 10 business days. In accordance with the rules promulgated by the SEC, the Purchasers may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer. The Purchasers will publish a notice to all Stockholders by means of a public press release or some other public announcement if they decide to extend, terminate, supplement or amend the terms of the Offer. See Section 16 for more information.

Under the Maryland General Corporation Law, a Maryland corporation may not make a distribution to Stockholders, including pursuant to this Offer, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.

2. Purpose of the Offer; Plans or Proposals of the Company.

The Company is making the Offer to provide Stockholders with an additional near-term liquidity option to supplement its quarterly repurchase program. Because there is no public market for the Shares, the only liquidity available to Stockholders to date has been the Company’s share repurchases.

Main Street is making the Offer to provide liquidity to Stockholders that wish to exit or reduce their investment in the Company, while also increasing its investment in the Company. As the parent company to the Adviser, Main Street may be deemed to exert control over the Company. However, Main Street is not acquiring Shares for the purpose of influencing the management or operations of the Company. Main Street reserves the rights to vote on matters subject to Stockholder approval and if Main Street purchases a significant number of the outstanding Shares of the Company (pursuant to this Offer and any other tender offers and other purchases of the Shares), it may be in position to significantly influence matters requiring Stockholder consent. As of August 16, 2023, Main Street beneficially owned 698,994 Shares, or 0.87% of the outstanding Shares of the Company.

While we continue to evaluate other liquidity options for the Company, such as a listing of the Company’s Shares on a national securities exchange, we do not believe that current market conditions present a favorable opportunity for such a transaction. The Company has learned through engaging with Stockholders that certain Stockholders have additional needs for liquidity related to individual circumstances, such as death or disability of the initial holder. Because the SEC’s rules do not permit the Company to grant a preference to certain accounts over others in connection with the repurchase of its Shares, the Company is unable to offer a liquidity alternative for these types of unique circumstances. We believe the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide us the ability to do so. The Company’s Board may consider undertaking additional tender offer(s), including in connection with its quarterly repurchase program, based upon a variety of factors, including the availability of new capital. Rule 13e-4 under the Exchange Act, however, prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to this Offer, until at least 10 business days after the Expiration Date. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Expiration Date.

While the Company’s intention has been to explore a potential liquidity event between four and six years following the closing of its continuous offering of common stock to new investors or any subsequent follow-on offering, recent macroeconomic events have generated significant market volatility. Effective September 30, 2017, the Company closed its continuous offering of Shares to new investors. The Company expects to seek to complete a liquidity event when it believes that then-current market conditions are favorable for a liquidity event, and that such an event is in the Company’s best interests. There can be no assurance when a suitable transaction will be available or that market conditions for a liquidity event will be favorable during that time frame. In making a determination of what type of liquidity event is in the Company’s best interest, the Board, including its independent directors, may consider a variety of criteria, including portfolio diversification, portfolio performance, its financial condition, potential access to capital as a listed company, market conditions for the sale of its assets or listing of its securities, internal management considerations and the potential for Stockholder liquidity.

On August 10, 2023, the Board unanimously approved the Offer. The Board determined that the Offer is a prudent use of the Company’s financial resources and presents an appropriate balance between meeting the needs of the Company’s business and delivering value to the Stockholders. The Board determined that a cash tender offer is an appropriate mechanism to return value to Stockholders that seek liquidity under current market conditions while, at the same time, allowing Stockholders who do not participate in the Offer to share in a higher portion of the Company’s future potential. The Board believes that the Offer provides a mechanism to give the Company’s Stockholders (other than Main Street) the opportunity to tender all or a portion of their Shares and, thereby, receive cash proceeds if they so elect. In addition, Stockholders who do not participate in the Offer will automatically increase their relative percentage interest in the Company and its future operations at no additional cost to them (only with respect to the Company Share Allotment). As a result, the Board believes that investing in the Company’s own Shares in this manner is an attractive use of capital and an efficient means to provide value to the Company’s Stockholders.
The Board considered the above factors, as well as the following, among others, in making its determination regarding authorization of the Offer and under what terms:
•the effect of such repurchases on the Company’s qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), (including the consequences of any necessary asset sales);
•the liquidity of the Company’s assets (including fees and costs associated with disposing of assets);
•our investment plans and working capital requirements;
•the relative economies of scale with respect to the Company’s size;
•our history in repurchasing Shares or portions thereof; and
•the condition of the securities markets.
Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, neither the Company nor Main Street has any current plans or proposals or is engaged in any negotiations that relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the present Board or management of the Company, including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board; (v) any other material change in the Company’s corporate structure or business; (vi) any class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (vii) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (viii) other than in connection with transactions in the ordinary course of the Company’s operations, the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (ix) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Notwithstanding the foregoing, as part of the Company’s long-term corporate goal of increasing Stockholder value, the Company has regularly considered alternatives to enhance Stockholder value, including share repurchases, strategic acquisitions and business combinations, and the Company intends to continue to consider alternatives to enhance Stockholder value. Except as otherwise disclosed in this Offer (including in the Company’s filings incorporated by reference into this Offer to Purchase), as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that the Company or Main Street, as applicable, will decide to undertake any such alternatives. Additionally, from time to time the Company may liquidate, merge or reorganize its subsidiaries for tax and corporate-related purposes.

While the Board has unanimously authorized the Offer, none of it, the Company, the Adviser, Main Street or Hines Securities, Inc., are making any recommendation as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price at which you choose to tender your Shares based on your individual circumstances. You should consult your financial and tax advisers in making this decision. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials, including documents incorporated herein by reference.

3. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, the Purchasers will not be required to purchase any Shares tendered pursuant to the Offer if such purchase will cause either of them to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, the Purchasers will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges the Offer or otherwise materially adversely affects the Company, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country which is material to the Company, (iii) limitation which affects the Company or the issuers of its portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company, or (v) other event or condition that would have a material adverse effect on the Company or its Stockholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for the Purchasers’ sole benefit and may be asserted by the Purchasers regardless of the circumstances giving rise to any such condition, and any such condition may be waived by the Purchasers, in whole or in part, at any time and from time to time in their reasonable judgment. The Purchasers’ failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by the Purchasers concerning the events described in this Section 3 shall be final and binding.

The Purchasers reserve the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 16 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal to the Purchasers at:

MSC Income Fund, Inc.
430 W. 7th Street, Suite 219406
Kansas City, MO 64105-1407
Phone: 888.220.6121
Fax: 877.616.1113

The Letter of Transmittal must be received by the Purchasers at the address above before the Expiration Date.

a. Purchase Price Election. In accordance with the instructions to the Letter of Transmittal, each Stockholder wishing to tender Shares in the Offer must either (a) check one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Tendering ALL Shares at a Specific Price,” indicating the price (in increments of  $0.50 except for the maximum Purchase Price) at which Shares are being tendered, (b) in the section of the Letter of Transmittal captioned “Tendering less than all Shares or tendering Shares at more than one price,” indicating the number of Shares at each specific price (in increments of  $0.50 except for the maximum Purchase Price) at which you are tendering the respective number of Shares or (c) check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer”, in which case such Stockholder will be deemed to have tendered its Shares at the minimum price of  $4.50 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $4.50 PER SHARE).

If tendering Stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer.” Note that this election will mean that your Shares will be deemed to have been tendered at a price of $4.50 per Share (which is the minimum price per Share under the Offer to Purchase) for purposes of determining the Purchase Price.

In no event may a Stockholder tender the same Shares at more than one price (unless the Shares are first properly withdrawn previously in accordance with Section 4).

b. Proper Tender of Shares and Method of Delivery. For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by the Purchasers at the address listed above before the Expiration Date. These materials may be sent via mail, courier or personal delivery. If your Shares are custodial held or broker controlled, approval is required from the third party. The Letter of Transmittal must be signed by the third party.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

c. Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Purchasers, in the Purchasers’ sole discretion, which determination shall be final and binding. The Purchasers reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if accepting, purchasing or paying for such Shares would be unlawful. The Purchasers also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or Stockholder(s). The Purchasers’ interpretations, in consultation with their counsel, of the terms and conditions of the Offer shall be final and binding.

NONE OF THE COMPANY, THE ADVISER, MAIN STREET, HINES SECURITIES, INC. OR THE COMPANY’S TRANSFER AGENT WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND WILL NOT INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

d. United States Federal Backup Withholding. To prevent the potential imposition of U.S. federal backup withholding tax on gross payments made pursuant to the Offer, prior to receiving such payments, each Stockholder accepting the Offer who has not previously submitted to the Purchasers a correct, completed and signed IRS Form W-9 (“Form W-9”) or substitute IRS Form W-9 (included with the original subscription) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), IRS Form W-8EXP (“Form W-8EXP”) or other applicable form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Purchasers. For this purpose, a “U.S. Stockholder” is, in general, a Stockholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Stockholder” is any Stockholder other than a U.S. Stockholder.

e. Tender Constitutes an Agreement. The tender of Shares pursuant to the procedures described above will constitute the tendering Stockholder’s acceptance of the terms and conditions of the Offer and an agreement between the tendering Stockholder and the Purchasers upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with the laws of the State of Texas. In addition, the tender of Shares pursuant to the procedures described above will constitute the tendering Stockholder’s representation and warranty to the Purchasers that: (1) the Stockholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act; (2) the tender of Shares complies with Rule 14e-4 under the Exchange Act; and (3) the tendered Shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his or her own account unless the person so tendering (i) has a net long position in the Shares equal to or greater than the number of  (x) Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

5. Withdrawal Rights.

At any time prior to the Expiration Date, and, if the Shares have not by then been accepted for payment, at any time after 12:00 midnight, Eastern Time, on October 12, 2023 (which is 40 business days after the commencement of the Offer), any Stockholder may withdraw any number of the Shares that the Stockholder has tendered. To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Purchasers via mail, courier, facsimile or personal delivery at the address listed in Section 4 of this Offer to Purchase. Any notice of withdrawal must be substantially in the form that accompanies the Offer and specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Purchasers in their sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to the Expiration Date.

6. Payment for Shares.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, the Purchasers will (1) determine the Purchase Price the Purchasers will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering Stockholders and (2) accept for payment and purchase up to $3,500,000 in aggregate amount of Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, the Purchasers will be deemed to have accepted for payment, subject to the proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if the Purchasers give oral or written notice to the Company’s transfer agent of their acceptance for payment of such Shares pursuant to the Offer. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Purchasers of: (i) a Letter of Transmittal properly completed and (ii) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by their broker, dealer or other institution for processing the tender requested. The Purchasers may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.
Any tendering Stockholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8IMY, Form W-8ECI or Form W-8EXP) and provide such properly completed form to the Purchasers may be subject to federal backup withholding tax on the gross proceeds paid to such Stockholder or other payee pursuant to the Offer. See Section 15 regarding this tax as well as possible withholding on the gross proceeds payable to tendering Non-U.S. Stockholders.

7. Source and Amount of Funds.

On August 1, 2023, the Company sold 348,542 Shares to Main Street in the Private Sale, at $7.89 per Share, the price at which it issued new Shares in connection with reinvestments of the August 1, 2023 dividend pursuant to the DRIP, for total proceeds to the Company of approximately $2,750,000. The Private Sale was conducted pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act, and was unanimously approved by the Board, including each director who is not an “interested person,” as such term is defined in Section 2(a)(19) of the 1940 Act, of the Company or the Adviser. The Company will use all of the cash proceeds from the Private Sale to purchase, severally, and not jointly, the Company Share Allotment in the Offer. The Company does not have any alternative financing arrangement or plans.

Main Street will use available cash on hand to purchase, severally, and not jointly, Shares up to a maximum of $750,000 in aggregate amount of Shares. As of June 30, 2023, Main Street had $70.9 million in cash and cash equivalents.

The actual number of Shares that will be purchased in the Offer and the Purchase Price at which such purchases will occur and, therefore, the total cost of purchasing Shares pursuant to the Offer, is not determinable at this time.

8. Conditional Tender of Shares.

In the event of an oversubscription of the Offer, Shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 15, the number of Shares to be purchased from a particular Stockholder may affect the U.S.

federal income tax treatment of the purchase to the Stockholder and the Stockholder’s decision whether to tender. Accordingly, a Stockholder may tender Shares subject to the condition that all of the Stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any Stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. The Purchasers urge each Stockholder to consult with his, her or its own financial and tax advisors.

After the Expiration Date, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer to Purchase at a price equal to or less than the Purchase Price would result in a total of more than $3,500,000 of Shares being properly tendered, so that the Purchasers must prorate their acceptance of and payment for tendered Shares, the Purchasers will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. Shares tendered by Stockholders on the condition that all of their Shares are purchased pursuant to a Letter of Transmittal will automatically be regarded as withdrawn (except as provided in the next paragraph). If there is proration, Shares will be rounded up or down to the nearest whole Share. All Shares tendered by a Stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at the Purchasers’ expense to the tendering Stockholder.

After giving effect to these withdrawals, the Purchasers will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below $3,500,000 in aggregate amount of Shares, then, to the extent feasible, the Purchasers will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit the Purchasers to purchase such number of Shares. In selecting among the conditional tenders, the Purchasers will select by random lot, treating all tenders by a particular Stockholder as a single lot, and will limit their purchase in each case to the designated minimum number of Shares to be purchased.

9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

The Company’s directors and executive officers and the Adviser and Main Street are entitled to participate in the Offer on the same basis as other Stockholders. They have advised the Purchasers that they (and their affiliates) do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own).

As of the date hereof, no Stockholder is a beneficial owner of more than 5% of the Company’s outstanding Shares, as determined in accordance with Rule 13d-3 under the Exchange Act.

The following table sets forth information with respect to the beneficial ownership of the Company’s Shares as of August 16, 2023, by (1) the Company’s directors, (2) its executive officers and (3) all of its directors and executive officers as a group. Except as otherwise indicated, all Shares are owned directly, and the owner of such Shares has the sole voting and investment power with respect thereto.

	Shares Beneficially Owned as of August 16, 2023
Name and Address (1)	Number (2)	Percentage of Current Ownership (3)
Interested Directors:
Dwayne L. Hyzak	20,082	*
Independent Directors:
Robert L. Kay	20,000	*
John O. Niemann, Jr.	44,443	*
Jeffrey B. Walker	30,129	*
Officers (that are not directors)
David L. Magdol	16,065	*
Jesse E. Morris	—	—
Jason B. Beauvais	8,033	*
All officers and directors as a group (7 persons)	138,752	*
* Amount represents less than 1%

(1)The address of each beneficial owner is c/o MSC Income Fund, Inc., 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056.
(2)For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under Exchange Act pursuant to which a person is deemed to have “beneficial ownership” of Shares that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding Shares held by each person or group of persons named in the table, any Shares that such person or persons have the right to acquire within 60 days of August 16, 2023 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.

(3)Based on a total of 80,446,869 Shares issued and outstanding on August 16, 2023.

As of August 16, 2023, Main Street beneficially owned 698,994 Shares, or 0.87% of the Company’s outstanding Shares. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the minimum Purchase Price, Main Street will purchase 166,667 Shares, or 0.21% of the Company’s outstanding Shares, immediately following which, Main Street would beneficially own 865,661 Shares, or 1.09% of the Company’s outstanding Shares (after giving effect to the purchase by the Company of the Company Share Allotment). If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the maximum Purchase Price, Main Street will purchase 96,899 Shares or 0.12% of the Company’s outstanding Shares, immediately following which, Main Street would beneficially own 0.99% of the Company’s outstanding Shares (after giving effect to the purchase by the Company of the Company Share Allotment).
The following table sets forth information with respect to the beneficial ownership of the Company’s Shares as of August 16, 2023, by (1) Main Street’s directors, (2) its executive officers and (3) all of its directors and executive officers as a group. Except as otherwise indicated, all Shares are owned directly, and the owner of such Shares has the sole voting and investment power with respect thereto.

	Shares Beneficially Owned as of August 16, 2023
Name and Address (1)	Number (2)	Percentage of Current Ownership (3)
Interested Directors:
Vincent D. Foster	—	*
Dwayne L. Hyzak	20,082	*
Independent Directors:
J. Kevin Griffin	—	*
John E. Jackson	—	*
Brian E. Lane	—	*
Dunia A. Shive	—	*
Stephen B. Solcher	—	*
Officers (that are not directors)
David L. Magdol	16,065	*
Jesse E. Morris	—	—
Jason B. Beauvais	8,033	*
All officers and directors as a group (10 persons)	44,180	*

(1)The address of each beneficial owner is c/o Main Street Capital Corporation, 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056.
(2)For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under Exchange Act pursuant to which a person is deemed to have “beneficial ownership” of Shares that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding Shares held by each person or group of persons named in the table, any Shares that such person or persons have the right to acquire within 60 days of August 16, 2023 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.
(3)Based on a total of 80,446,869 Shares issued and outstanding on August 16, 2023.

Except for transactions pursuant to the DRIP, the Company’s sale of Shares to Main Street in the Private Offering and the Company’s offer to repurchase Shares pursuant to its quarterly share repurchase program as described in its tender offer statement and related offer materials, filed with the SEC on June 14, 2023, based upon the Company’s records and upon information provided to us, there have not been any other transactions in Shares that were effected during the past 60 days, by any of the Company’s directors or executive officers, any person controlling the Company (including the Adviser and Main Street), any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Except as set forth in this Offer to Purchase or the documents incorporated by reference herein, neither the Company nor Main Street nor, to the best of their knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of the Company’s securities (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

10. Certain Effects of the Offer.

The completion of the Offer in accordance with its terms and conditions will not cause the Company to cease being subject to the periodic reporting requirements of the Exchange Act.

Stockholders who choose not to tender their Shares will own a greater percentage interest in the Company’s outstanding Shares following the consummation of the Offer with respect to the Company Share Allotment to be repurchased by the Company, but not with respect to such other Shares to be purchased by Main Street. All Stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares repurchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

11. Certain Information about the Company.

The Company is an externally managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the 1940 Act. Formed as a Maryland corporation on November 28, 2011, the Company is externally managed by the Adviser. The Company has elected to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code. The Company has retained the Adviser to act as its investment adviser pursuant to an investment advisory and administrative services agreement with the Adviser. The Adviser is responsible for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring our portfolio on an ongoing basis. The Adviser is registered as an investment adviser with the SEC.

The Company’s principal investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and current income and capital appreciation from its equity and equity-related investments, including warrants, convertible securities and other rights to acquire equity securities in a portfolio company. The Company seeks to achieve our investment objective through its Private Loan (as defined below), lower middle market (“LMM”) and middle market (“Middle Market”) investment strategies. The Company’s Middle Market investment strategy involves investments in companies with annual revenues typically between $150 million and $1.5 billion. The Company’s LMM investment strategy involves investments in companies that are generally smaller in size than its Middle Market companies, with annual revenues typically between $10 million and $150 million. Private Loan, LMM and Middle Market portfolio investments generally range in size from $1 million to $20 million.

Private Loan investments primarily consist of debt securities that have primarily been originated directly by the Adviser or, to a lesser extent, by the Adviser through its strategic relationships with other investment funds on a collaborative basis through investments that are often referred to in the debt markets as “club deals” because of the small lender group size. In both cases, the Company’s Private Loan investments are typically made to support a company owned by or in the process of being acquired by a private equity sponsor. Private Loan investments are typically similar in structure, terms and conditions to investments the Company holds in its LMM portfolio and Middle Market portfolio. The Company’s Private Loan portfolio debt investments are generally secured by a first priority lien on the assets of the portfolio company and typically have a term of between three and seven years from the original investment date. The Company may also co-invest with Main Street and the private equity sponsor in the equity securities of its Private Loan portfolio companies.

The principals of the Adviser have access to a broad network of relationships with financial sponsors, commercial and investment banks, Middle Market companies and leaders within a number of industries that the Company believes will produce significant investment opportunities. The Company leverages the experience and expertise of the principals of the Adviser to execute its investment strategies.

The Adviser is wholly owned by Main Street. As discussed below, Main Street’s primary investment focus is providing customized debt and equity financing to LMM companies and debt capital to Middle Market companies that operate in diverse industry sectors.

Each of the Company and Main Street’s address is 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056, phone number is (713) 350-6000 and fax number is (713) 350-6042.

12. Certain Information about Main Street.

Main Street is a principal investment firm primarily focused on providing customized debt and equity financing to LMM companies and debt capital to Middle Market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in a variety of industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives within its LMM investment strategy. Main Street invests primarily in secured debt investments, equity investments, warrants and other securities of LMM companies based in the United States and in secured debt investments of Middle Market companies generally headquartered in the United States.

The Adviser was formed in November 2013 as a wholly-owned subsidiary of Main Street to provide investment management and other services to parties other than Main Street and receives fee income for such services. Main Street has been granted no-action relief by the SEC to allow the Adviser to register as a registered investment adviser under the Advisers Act . The Adviser oversees the management of the Company’s activities and is responsible for making investment decisions with respect to, and providing day‑to‑day management and administration of, the Company’s investment portfolio pursuant to an investment advisory and administrative services agreement (the “Investment Advisory Agreement”)
On October 30, 2020, the Company entered into the Investment Advisory Agreement. Pursuant to the Investment Advisory Agreement, the Company pays the Adviser a base management fee and incentive fees as compensation for the advisory services described above. The base management fee is calculated at an annual rate of 1.75% of the Company’s average gross assets. The term “gross assets” means total assets of the Company as disclosed on the Company’s consolidated balance sheets. “Average gross assets” are calculated based on the Company’s gross assets at the end of the two most recently completed calendar quarters. The base management fee is payable quarterly in arrears. The base management fee is expensed as incurred.
The incentive fee under the Investment Advisory Agreement consists of two parts. The first part, referred to as the subordinated incentive fee on income, is calculated and payable quarterly in arrears based on the Company’s pre-incentive fee net investment income for the immediately preceding quarter. The subordinated incentive fee on income is equal to 20.0% of the Company’s pre-incentive fee net investment income for the immediately preceding quarter, expressed as a quarterly rate of return on adjusted capital at the beginning of the most recently completed calendar quarter, exceeding 1.875% (or 7.5% annualized), subject to a “catch up” feature.
The second part of the incentive fee under the Investment Advisory Agreement, referred to as the incentive fee on capital gains, is an incentive fee on realized capital gains earned from the Company’s portfolio and is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement). This fee equals 20.0% of the Company’s incentive fee capital gains, which equals the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.
The name, business address, citizenship, present principal occupation and employment history of each of the directors and executive officers of Main Street are set forth in Schedule A to this Offer to Purchase (“Schedule A”).
Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Main Street or, to the knowledge of Main Street, any of the persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, and (ii) none of Main Street or, to the knowledge of Main Street, any of the entities or persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of the Company during the past 60 days.
Main Street has not made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.
13. Financial Statements.

Financial statements for either of the Purchasers have not been included herein because the consideration offered to Stockholders consists solely of cash; the Offer is not subject to any financing condition; and each of the Purchasers is a public reporting company under Section 13(a) of the Exchange Act and files its reports electronically on the EDGAR system.

Reports and other information about the Purchasers is available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

14. Additional Information.

Information concerning the Company’s business, including its background, strategy, business, investment portfolio, competition and personnel, as well as its financial information, is included in its:

•Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 14, 2023; and
•Definitive Proxy Statement on Schedule 14A, as filed with the SEC on May 25, 2023;
•Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2023, as filed with the SEC on May 12, 2023 and June 30, 2023, as filed with the SEC on August 11, 2023; and
•Current Reports on Form 8-K (not including any information which is “furnished” and not “filed”), as filed with the SEC on March 10, 2023 and May 15, 2023 (except Item 7.01), June 6, 2023 and June 21, 2023.
Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC prior to the Expiration Date; provided, however, that we are not incorporating any documents or information that are deemed to be furnished and not filed in accordance with SEC rules and regulations. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

We will also provide to each person to whom this Offer to Purchase is delivered, upon written or oral request, any document we incorporate by reference but do not deliver with this Offer to Purchase. You may request a copy of these documents by contacting us at 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056 or at (713) 350-6000. If so requested, we will provide a copy of the incorporated filings at no cost as soon as practicable upon receipt of the request.

15. Certain United States Federal Income Tax Consequences.

The following discussion is a general summary of certain United States federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could apply on a retroactive basis. This summary addresses only Shares held as capital assets. This summary does not address all of the tax consequences that may be relevant to Stockholders in light of their particular circumstances. In addition, this summary does not address (i) any state, local or foreign tax considerations that may be relevant to a Stockholder’s decision to tender Shares pursuant to the Offer; or (ii) any tax consequences to any corporation, partnership, estate, trust or other entity created or organized in or under the laws of the United States or any state thereof or the District of Columbia for U.S. federal tax purposes (or their partners, members, etc.) tendering Shares pursuant to the Offer. Stockholders should consult their own tax advisors regarding the federal, state, local and foreign tax consequences of a sale of Shares pursuant to the Offer. Please also refer to Section 4.d. “Procedures for Tendering Shares - United States Federal Backup Withholding,” above.
a. U.S. Stockholders. The sale of Shares by a U.S. Stockholder pursuant to the Offer generally will be treated as a sale or exchange for U.S. federal income tax purposes. With respect to the Company Share Allotment, as discussed below, under certain circumstances amounts received pursuant to the sale of Shares may be treated as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Company Share Allotment generally will be treated as a “sale or exchange” if the sale: (i) results in a “complete termination” of the U.S. Stockholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the U.S. Stockholder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the U.S. Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, the U.S. Stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. Such gain or loss generally will be a capital gain or loss and will be long-term capital gain or loss if the holding period for such Shares is more than one year. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a U.S. Stockholder acquires substantially identical Shares, including Shares purchased pursuant to the Company’s DRIP, within 30 days before or after the date the Shares are purchased pursuant to the Offer. In that event, the basis and holding period of the Shares acquired by the U.S. Stockholder will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the U.S. Stockholder (or amounts credited to the U.S. Stockholder as undistributed capital gains) with respect to such Shares.

A distribution will be considered to have been made in “complete termination” of a U.S. Stockholder’s interest in the Company within the meaning of Section 302(b)(3) of the Code if either: (i) all of the Shares then actually and constructively owned by the U.S. Stockholder are tendered by such U.S. Stockholder pursuant to the Offer; or (ii) all of the Shares actually owned by the U.S. Stockholder are tendered by such U.S. Stockholder pursuant to the Offer, the only remaining Shares the U.S. Stockholder constructively owned are actually owned by such U.S. Stockholder’s family members, and the U.S. Stockholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. A distribution in partial redemption of a U.S. Stockholder’s stock in the Company will be considered “substantially disproportionate” under Section 302(b)(2) of the Code with respect to the U.S. Stockholder if: (i) immediately after the redemption, the U.S. Stockholder owns less than 50 percent of the total combined voting power of all classes of voting stock in the Company; (ii) the U.S. Stockholder’s percentage ownership of voting stock in the Company immediately after the redemption is less than 80 percent of the same percentage immediately beforehand; and (iii) the U.S. Stockholder’s percentage ownership of common stock in the Company (voting or nonvoting) after the redemption is less than 80 percent of the same percentage immediately beforehand. A distribution of partial redemption of Shares in the Company by a U.S. Stockholder will qualify as an exchange under Section 302(b) of the Code if such distribution satisfies the “not essentially equivalent to a dividend” test of Section 302(b)(1) of the Code. This test should be met if, under all of the facts and circumstances, there is a “meaningful reduction” in a U.S. Shareholder’s ownership interest in the Company after completion of the Offer, as compared with the ownership interest maintained by the U.S. Shareholder immediately before the Offer. The IRS has issued rulings in situations involving redemptions of stock owned by minority shareholders of publicly traded corporations, where each such minority shareholder owned, directly and indirectly, less than 1% of the value and voting power and economic interest held by such minority shareholders in such corporations.
If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a U.S. Stockholder who sells Shares pursuant to the Company Share Allotment will be taxable to the U.S. Stockholder as a “dividend” to the extent of such U.S. Stockholder’s share of the Company’s current and accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the U.S. Stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the U.S. Stockholder’s adjusted tax basis in such case will constitute taxable gain. To the extent any amount treated as a dividend is reported by the Company as derived from “qualified dividend income,” such amount will be subject to tax in the hands of a U.S. non-corporate Stockholder at rates applicable to net capital gains, provided holding period and other requirements are met at both the U.S. non-corporate Stockholder and Company level. Similarly, if a portion of the Company’s income for the taxable year in which an amount treated as a dividend is paid consists of qualifying dividends paid by U.S. corporations and is properly reported by the Company, such portion might qualify for the dividends received deduction when received by certain U.S. corporate Stockholders, provided holding period and other requirements are met at both the U.S. corporate Stockholder and Company level. If the amounts received by a tendering U.S. Stockholder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the Shares tendered will be transferred to any remaining Shares held by such U.S. Stockholder.
In addition, if a tender of Shares is treated as a “dividend” to a tendering U.S. Stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a U.S. Stockholder, including U.S. Stockholders who do not tender any Shares pursuant to the Offer, whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Under Section 305(c) of the Code, a distribution by a corporation of its stock or its rights to acquire its stock is treated as a dividend if the distribution (or series of distributions of which such distribution is one) results in the distribution of money or other property by some shareholders, and results in the increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (e.g., pursuant to certain tender offer transactions).
An additional 3.8% Medicare tax is imposed on certain net investment income (including dividends or gains recognized in connection with payments made to U.S. Stockholders pursuant to the Offer) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts. U.S. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

The Purchasers cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer, will cause the Purchasers to accept fewer Shares than are tendered. Therefore, a U.S. Stockholder can be given no assurance that a sufficient number of such U.S. Stockholder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

The Purchasers may be required to withhold 24% of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer as backup withholding unless the U.S. Stockholder has completed and submitted to the Purchasers Form W-9 (or substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. Even though the Purchasers may have received a completed Form W-9 from a U.S. Stockholder, the Purchasers may nevertheless be required to backup withhold if it receives a notice from the IRS to that effect.
b. Non-U.S. Stockholders. The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether the sale is “effectively connected” with a trade or business carried on in the U.S. by such Non-U.S. Stockholder (or, if an income tax treaty applies, if the Non-U.S. Stockholder is considered to maintain a U.S. permanent establishment for U.S. federal tax purposes) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so “effectively connected” (or, if an income tax treaty applies, if the Non-U.S. Stockholder is not considered to maintain a U.S. permanent establishment for U.S. federal tax purposes) and if, consistent with the considerations discussed above for U.S. Stockholders, the sale of Shares pursuant to the Offer is treated as a sale or exchange rather than a dividend for U.S. federal income tax purposes, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, a Non-U.S. Stockholder is deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Company with respect to Shares sold pursuant to the Offer (with respect to the Company Share Allotment), the portion of the distribution treated as a dividend (which may not include the portion of such dividend attributable to certain interest income and certain capital gain income) to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder is not considered to maintain a U.S. permanent establishment for U.S. federal tax purposes). If the amount realized on a sale of Shares by a Non-U.S. Stockholder pursuant to the Offer is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder is considered to maintain a U.S. permanent establishment for U.S. federal tax purposes), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Stockholder.
Any dividends received by a corporate Non-U.S. Stockholder in connection with any Shares tendered by a Non-U.S. Stockholder pursuant to the Offer (with respect to the Company Share Allotment) that are effectively connected with a U.S. trade or business in which the corporate Stockholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.
Non-U.S. Stockholders should provide the Purchasers with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form in order to avoid backup withholding (at a rate of 24%) on the cash they receive from the Purchasers regardless of how they are taxed with respect to their tender of the Shares involved.
As the Company may not be able to determine whether a payment made pursuant to the Offer (with respect to the Company Share Allotment) will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, the Purchasers may withhold U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Stockholder unless its determines that an exemption or a reduced rate of withholding is available as discussed above. However, a Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Stockholder establishes that it qualifies for sale or exchange treatment pursuant to Section 302(b) of the Code or is otherwise able to establish that no tax or a reduced amount of tax is due.

c. FATCA. The Foreign Account Tax Compliance Act provisions of the Code, the related U.S. Treasury and IRS guidance issued thereunder, as well as the applicable intergovernmental agreements (“IGAs”) entered into between the United States and certain foreign governments (collectively, “FATCA”) generally imposes a 30% withholding tax on certain payments made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (“FFI”), defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity (“NFFE”), the entity identifies and provides information in respect of substantial U.S. owners of such entity. The types of payments subject to FATCA withholding include, among others, dividends on the Shares. Accordingly, any payment made to a tendering Non-U.S. Stockholder who is a FFI or NFFE may be subject to a 30% FATCA withholding tax unless (a) in the case of an FFI, the FFI reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) in the case of an NFFE, the NFFE (i) reports information relating to its “substantial U.S. owners” (within the meaning of FATCA), if any, or (ii) certifies that it has no “substantial U.S. owners.” However, if a tendering Non-U.S. Stockholder is subject to withholding under FATCA as well as is subject to either backup withholding or U.S. nonresident withholding at source, the Purchasers will withhold only under FATCA (subject to an ability by the Purchasers to elect to backup withhold in certain circumstances).

As the Company cannot determine whether a payment made pursuant to the Offer (with respect to the Company Share Allotment) will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, any payment to a tendering Non-U.S. Stockholder will generally be subject to a 30% withholding tax. Certain Non-U.S. Stockholders may fall into certain exempt, excepted or deemed-compliant categories as established by the Treasury regulations, IGAs, and other guidance regarding FATCA. In order to qualify for any such exception, a Non-U.S. Stockholder generally must provide a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form, signed under penalty of perjury and properly certifying such Non-U.S. Stockholder’s status under FATCA, to the Purchasers.

d. Other Tax Consequences. The purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Company’s ability to use capital loss carryforwards to offset future capital gains. Therefore, in certain circumstances, Stockholders who remain Stockholders following completion of the Offer may incur taxes sooner or incur more taxes associated with their investment in the Company, than they would have had the Offer not occurred.

Under Treasury regulations directed at tax shelter activity, if a U.S. Stockholder recognizes a loss of $2 million or more in the case of an individual or other U.S. non-corporate Stockholder or $10 million or more in the case of a U.S. corporate Stockholder, such Stockholder must file a disclosure statement on IRS Form 8886 with the IRS. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether a taxpayer’s treatment of the loss is proper. U.S. Stockholders should consult their own tax advisors concerning any possible disclosure obligation with respect to their investment in Shares.

The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult such Stockholder’s own tax advisor to determine the particular tax consequences to such Stockholder of the Offer, including the applicability and effect of federal, state, local and foreign tax laws.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular holders. Each holder should consult such holder’s own tax advisor to determine the particular tax consequences to him or her of selling Shares in the Offer to Purchase, including the applicability and effect of state, local and foreign tax laws.

16. Amendments; Extension of Tender Period; Termination.

The Purchasers reserve the right, in their sole discretion, at any time prior to the Expiration Date and from time to time, and regardless of whether or not any of the events set forth in Section 3 shall have occurred or shall be deemed by the Purchasers to have occurred, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which the Purchasers may choose to make a public announcement of such an amendment, supplement, extension or termination, the Purchasers shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law , other than by issuing a press release. In addition, the Purchasers would file such press release as an exhibit to the Schedule TO.

If the Purchasers materially change the terms of the Offer or the information concerning the Offer, or if the Purchasers waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The Purchasers may extend the Expiration Date by issuing a press release or making some other public announcement by no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date, and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Company’s transfer agent and making a public announcement of such extension. The Purchasers’ reservation of the right to delay payment for Shares which have been accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c), which require that the Purchasers must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Except to the extent required by applicable law (including Rule 13e-4(f)(1) and Rule 14e-1 promulgated under the Exchange Act), the Purchasers will have no obligation to extend the Offer.

If the Purchasers materially change the terms of the Offer or the information concerning the Offer, the Purchasers will extend the Offer to the extent required by the rules promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than 5 business days following such a material change in the terms of, or information concerning, the Offer. If (i)(a) the Purchasers increase or decrease the price to be paid for Shares beyond the price range, (b) decrease the amount of Shares being sought in the Offer, or (c) increase the amount of Shares being sought in the Offer and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to Stockholders in the manner specified in this Section 16, the Offer will be extended until the expiration of such period of 10 business days.
In accordance with the rules promulgated by the SEC, the Purchasers may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer.

17. Legal Matters; Regulatory Approvals.

Neither of the Purchasers is aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to its respective business that might be adversely affected by its acquisition of the Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of the Shares as contemplated by the Offer. Should any such approval or other action be required, the Purchasers presently contemplate that they will seek that approval or other action. The Purchasers are unable to predict whether they will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to either Purchaser’s business and financial condition. The Purchasers’ several, and not joint, obligations under the Offer to accept Shares for payment and pay for Shares are subject to certain conditions. See Section 3.

18. Forward Looking Statements; Miscellaneous.

Some of the statements in this Offer may constitute forward-looking statements because they relate to future events or the Company’s future performance or financial condition. Words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. The Company’s actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the “Risks Factors” section and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2022 and in any subsequent quarterly report on Form 10-Q. Other factors that could cause actual results to differ materially include changes in the economy; risks associated with possible disruption in the Company’s operations or the economy generally; and future changes in laws or regulations and conditions in the Company’s operating areas.

The Company has based the forward-looking statements included in the Offer on information available to it on the date of the Offer. Except as required by the federal securities laws, the Company assumes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that the Company may make directly to you or through reports that the Company in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements and projections contained in the Offer are excluded from the safe harbor protection provided by Section 21E of the Exchange Act.

The Offer is not being made to, nor will the Purchasers accept tenders from or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Purchasers are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Purchasers, however, reserve the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Purchasers make a good-faith effort to comply with any state law deemed applicable to the Offer, the Purchasers believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Purchasers’ behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

MSC Income Fund, Inc.
Main Street Capital Corporation

August 16, 2023

SCHEDULE A

Directors and Executive Officers of Main Street Capital Corporation

The principal business address and principal business telephone number of Main Street Capital Corporation and each of its directors and executive officers listed below is 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056, 713-350-6000. Each of the below individuals is a U.S. citizen. References to the “Board” in this Schedule A refer to the Board of Directors of Main Street Capital Corporation. References to “we,” “us,” or “our” in this Schedule A refer to Main Street Capital Corporation, unless the context indicates otherwise.

Name	Age	Position(s) Held
Interested Directors
Vincent D. Foster	66	Chairman of the Board
Dwayne L. Hyzak(1)(2)	50	Member of the Board and Chief Executive Officer
Independent Directors
J. Kevin Griffin	51	Member of the Board
John E. Jackson	64	Member of the Board
Brian E. Lane	65	Member of the Board
Dunia A. Shive	64	Member of the Board
Stephen B. Solcher	62	Member of the Board
Executive Officers (that are not directors)	62
David L. Magdol(1)(2)	52	President and Chief Investment Officer
Jesse E. Morris(2)	55	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Jason B. Beauvais(2)	47	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
______________________
(1)    Member of our management team’s investment committee. Mr. Foster, non-executive senior advisor and Chairman of the Board, is also a member of the investment committee. The investment committee is responsible for all aspects of our investment processes, including approval of investments.
(2)    Member of our management team’s executive committee. The executive committee consults with and advises our Chief Executive Officer on significant firm-wide operational and strategic priorities.
For more information on Mr. Hyzak, Member of the Board and Chief Executive Officer, see his biographical information under “Election of Directors” above.
Vincent D. Foster has served as Chairman of Main Street’s Board since 2007 and as senior advisor since January 2022. Mr. Foster previously served as Main Street’s Chief Executive Officer from 2007 until November 2018 and also served as Main Street’s President from 2012 until 2015 and as Executive Chairman from November 2018 until December 2021. He has also been a member of our management team’s investment committee since its formation in 2007 and was a member of our management team’s executive committee from its formation in 2015 until December 2021. Mr. Foster also currently serves as a founding director of Quanta Services, Inc. (NYSE: PWR), which provides specialty contracting services to the power, natural gas and telecommunications industries, where he also serves on the audit committee and investment committee. He also served as a director of U.S. Concrete, Inc. (NASDAQ-CM: USCR) from 1999 until 2010, Carriage Services, Inc. (NYSE: CSV) from 1999 to 2011, MSC Income Fund, Inc. (“MSC Income”), a non-publicly traded business development company that is managed by MSC Adviser I, LLC, our wholly owned portfolio company and a registered investment adviser, from 2012 until 2013 and Team, Inc. (NYSE: TISI) from 2005 until 2017. In addition, Mr. Foster served as a founding director of the Texas TriCities Chapter of the National Association of Corporate Directors from 2004 to 2011. Mr. Foster, a certified public accountant, had a 19-year career with Arthur Andersen, where he was a partner from 1988 to 1997. Mr. Foster was the director of Arthur Andersen’s Corporate Finance and Mergers and Acquisitions practice for the Southwest United States and specialized in working with companies involved in consolidating their respective industries. Mr. Foster co-founded and from 1997 until December 2021 acted as co-managing partner and in other senior executive positions of several Main Street predecessor funds and entities, which are now subsidiaries of ours.

Dwayne L. Hyzak has served as Main Street’s Chief Executive Officer since November 2018 and as a member of our Board since January 2018. Mr. Hyzak also serves as a member of our management team’s executive and investment committees. He was promoted to the role of Chief Executive Officer in November 2018 and was elected to our Board of Directors in January 2018. Mr. Hyzak previously served in several executive roles from 2011 to 2018, including as our President (2015 until November 2018), Chief Operating Officer (2014 until November 2018), Chief Financial Officer (2011 until 2014) and Senior Managing Director since 2011 and also served in other senior executive positions at Main Street prior to 2011. Prior to our IPO in 2007, Mr. Hyzak served as a Senior Managing Director and other executive positions of several Main Street predecessor funds and entities, which are now our subsidiaries. Mr. Hyzak joined Main Street in 2002, becoming one of the founding members of the firm. Since October 2020, Mr. Hyzak has also served as the Chief Executive Officer and Chairman of the Board of MSC Income. Prior to joining Main Street, Mr. Hyzak was a Director of Integration with Quanta Services, Inc. (NYSE: PWR), which provides specialty contracting services to the power, natural gas and telecommunications industries, where he was principally focused on the company’s mergers and acquisitions and corporate finance activities. Previously, Mr. Hyzak was a Manager with Arthur Andersen in its Transaction Advisory Services group. Mr. Hyzak currently serves on the board of directors of Child Advocates, a non-profit organization that trains and supports advocates to serve the interests of abused or neglected children in the greater Houston area.
J. Kevin Griffin serves as the Chief Strategy Officer for MaineHealth, a $3.5 billion not-for-profit integrated healthcare system based in Portland, Maine. MaineHealth consists of nine local hospital systems, a comprehensive behavioral healthcare network, diagnostic services, home health agencies, and more than 1,700 employed and independent physicians working together through the MaineHealth Medical Group. With approximately 22,000 care team members, MaineHealth provides preventive care, diagnosis and treatment to 1.1 million residents in Maine and New Hampshire. Prior to joining MaineHealth in February 2022, Mr. Griffin was the Senior Vice President of Financial Planning & Analysis at Novant Health, a not-for-profit integrated healthcare system headquartered in Winston-Salem, North Carolina. From 2007 to October 2012, Mr. Griffin was a Managing Director of Fennebresque & Co., LLC, a boutique investment banking firm located in Charlotte, North Carolina. From 2003 through 2007, he was a Partner at McColl Partners, LLC, where he originated and executed middle market M&A transactions. Prior to McColl Partners, Mr. Griffin worked in the M&A and corporate finance divisions of Lazard Ltd, JPMorgan, and Bank of America in New York, Chicago, and Charlotte. Mr. Griffin’s investment banking experience consists primarily of executing and originating mergers and acquisitions and corporate finance transactions.
John E. Jackson serves as the President and Chief Executive Officer of CSI Compressco LP (NASDAQ: CCLP) (“CSI Compressco”), a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing and storage. Mr. Jackson previously served as the President and Chief Executive Officer of Spartan Energy Partners, which acquired the general partner of CSI Compressco in January 2021 before becoming a subsidiary of CSI Compressco through a restructuring transaction in November 2021. He has also been a director of Seitel, Inc., a privately owned provider of onshore seismic data to the oil and gas industry in North America, since August 2007. He previously served as a director of Basic Energy Services, Inc. (NYSE: BAS), a provider of well-site services in the United States to oil and natural gas drilling and producing companies, from December 2016 until December 2021, and was a member of the compensation committee and the chair of the audit committee of Basic Energy Services, Inc. He previously served as a director of CNX Midstream Partners, LP, formerly known as CONE Midstream Partners, LP (NYSE: CNXM, formerly CNNX), a master limited partnership that owns and operates natural gas gathering and other midstream energy assets in the Marcellus Shale in Pennsylvania and West Virginia, from January 2015 until its sale in September 2020, and was a member of its audit committee during that time. Mr. Jackson was Chairman, Chief Executive Officer and President of Price Gregory Services, Inc., a pipeline-related infrastructure service provider in North America, from February 2008 until its sale in October of 2009. He served as a director of Hanover Compressor Company (“Hanover”), now known as Exterran Corporation (NYSE: EXTN) and Archrock, Inc. (NYSE: AROC), from July 2004 until May 2010. Mr. Jackson also served as Hanover’s President and Chief Executive Officer from October 2004 to August 2007 and as Chief Financial Officer from January 2002 to October 2004. He also serves on the board of several non-profit organizations.

Brian E. Lane has served as Chief Executive Officer and President of Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning and electrical services, since December 2011 and as a director of Comfort Systems since November 2010. Mr. Lane served as Comfort Systems’ President and Chief Operating Officer from March 2010 until December 2011. Mr. Lane joined Comfort Systems in October 2003 and served as Vice President and then Senior Vice President for Region One until he was named Executive Vice President and Chief Operating Officer in January 2009. Prior to joining Comfort Systems, Mr. Lane spent fifteen years at Halliburton Company (NYSE: HAL), a global service and equipment company devoted to energy, industrial, and government customers. During his tenure at Halliburton, he held various positions in business development, strategy and project initiatives, and he departed as the Regional Director of Europe and Africa. Mr. Lane’s additional experience included serving as a Regional Director of Capstone Turbine Corporation (NASDAQ: CPST), a distributed power manufacturer. He also was a Vice President of Kvaerner, an international engineering and construction company, where he focused on the chemical industry. Mr. Lane earned a Bachelor of Science in Chemistry from the University of Notre Dame and his MBA from Boston College.
Dunia A. Shive served as Chief Executive Officer and President of Belo Corp. (NYSE: BLC), a media company that owned several television stations, from 2008 until its acquisition by Gannett Co., Inc. in 2013. After the acquisition, Ms. Shive served as Senior Vice President of TEGNA Inc., formerly Gannett Co., Inc. (NYSE: TGNA, formerly GCI), a broadcast and digital media company, until retiring in 2017. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure, including Chief Financial Officer. Ms. Shive has served on the boards of directors of Kimberly-Clark Corporation (NYSE: KMB), a global manufacturer of branded tissue and personal care products, since May 2019, and Trinity Industries, Inc. (NYSE: TRN), a leading provider of rail transportation products and services in North America, since March 2014, and DallasNews Corporation (NYSE: DALN), the leading local news and information publishing company in Texas, since September 2021. She serves (i) as the chair of the audit committee of Kimberly-Clark Corporation’s board of directors, (ii) on the corporate governance and directors nominating committee, the finance and risk committee, and as the chair of the audit committee of Trinity Industries, Inc.’s board of directors and (iii) on the compensation and management development committee and the nominating and corporate governance committee of DallasNews Corporation’s board of directors. Ms. Shive serves as a Trustee of Parks for Downtown Dallas. From 2014 to 2018, she was a director of Dr Pepper Snapple Group, Inc., now known as Keurig Dr Pepper Inc. (NYSE: KDP, formerly DPS). From 2009 to 2015, she served on the board of directors of the Associated Press, where she served as chair of the audit committee from 2011 to 2015. From 2008 to 2013, she served on the board of directors of Belo Corp.
Stephen B. Solcher served as the Senior Vice President of Finance and Business Operations and Chief Financial Officer of BMC Software, Inc. (“BMC”), a privately held company that is a global leader in software solutions, from August 2005 until October 2020, and as executive advisor from October 2020 until retiring in October 2021. Previously, Mr. Solcher served as BMC’s Treasurer and Vice President of Finance. He joined BMC in September 1991 as Assistant Treasurer and became Treasurer the following year. During Mr. Solcher’s tenure, BMC grew from nearly $130 million in annual revenue to $2.2 billion in annual revenue in 2013, its last year operating as a public company. In addition to leading many M&A transactions as Chief Financial Officer, Mr. Solcher was instrumental in BMC’s transition from being a publicly traded company to becoming a privately held company in 2013. Prior to joining BMC, he was employed by Arthur Andersen as a certified public accountant. Mr. Solcher also serves on the development board of the Mays Business School at Texas A&M University and has served on the board of numerous nonprofit organizations. He was recognized by Institutional Investor magazine as part of the “All American Executive Team” in 2010 and 2012 and by Houston Business Journal as 2012 Best CFO — Large Public Company.
David L. Magdol is Main Street’s President and Chief Investment Officer. Mr. Magdol also serves as a member its management team’s executive and investment committees. He was promoted to the role of President in November 2018 and has served as Chief Investment Officer since 2011. Previously, he also served as Vice Chairman and Senior Managing Director and in other senior executive positions at Main Street. Prior to Main Street’s IPO in 2007, Mr. Magdol served as a Senior Managing Director and other executive positions of several Main Street predecessor funds and entities, which are now our subsidiaries. Mr. Magdol joined Main Street in 2002, becoming one of the founding members of the firm. Since October 2020, Mr. Magdol has also served as the President and Chief Investment Officer of MSC Income. Prior to joining Main Street, Mr. Magdol was a Vice President in the investment banking group at Lazard Freres & Co. Previously, he managed a portfolio of private equity investments for the McMullen Group, a private investment firm/family office capitalized by Dr. John J. McMullen, the former owner of the New Jersey Devils and the Houston Astros. Mr. Magdol began his career in the structured finance services group of JP Morgan Chase.

Jesse E. Morris is Main Street’s Executive Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Morris also serves as a member our management team’s executive committee. He has management responsibility over the firm’s finance, treasury and internal operations. He is also a Senior Managing Director on Main Street’s lower middle market investment team where his responsibilities include managing a portfolio of lower middle market investments where he is an active board member and assists those companies with various strategic initiatives, capital raises and M&A activity. Mr. Morris is also responsible for originating and executing on new investments for the firm. Mr. Morris has served as Main Street’s Executive Vice President and Chief Operating Officer since joining Main Street in 2019 and as Chief Financial Officer since 2021. Since October 2020, Mr. Morris has also served as the Executive Vice President and Chief Operating Officer of MSC Income and as Chief Financial Officer of MSC Income since 2021. Prior to joining Main Street, Mr. Morris served in various roles of increasing responsibility with Quanta Services, Inc. (NYSE: PWR) from 2014 to 2019 including most recently as Executive Vice President – Finance and President – Infrastructure Solutions. In this position, he oversaw the accounting, treasury, tax and financial planning and analysis activities and led Quanta’s public-private partnership (P3) concession and private infrastructure investment activities. Prior to joining Quanta, Mr. Morris served in various financial and accounting positions of increasing responsibility with Sysco Corporation (NYSE:SYY) including as Vice President and Chief Financial Officer – Foodservice Operations and Vice President of Finance and Chief Financial Officer – Broadline Operations. Mr. Morris began his career as a certified public accountant and was an Experienced Manager with Arthur Andersen.
Jason B. Beauvais is Main Street’s Executive Vice President, General Counsel, Chief Compliance Officer and Secretary. Mr. Beauvais also serves as a member Main Street’s management team’s executive committee. He has management responsibility over the firm’s legal, compliance, human resources and technology functions. Mr. Beauvais has served as General Counsel and Secretary since joining the firm in 2008, as Chief Compliance Officer since 2012 and as Executive Vice President since 2021. Since October 2020, Mr. Beauvais has also served as General Counsel, Chief Compliance Officer and Secretary of MSC Income and as Executive Vice President since 2021. In addition, he is a member of the Board of Directors of the Houston Arboretum & Nature Center, a non-profit urban nature sanctuary. Prior to joining Main Street, Mr. Beauvais was an attorney with Occidental Petroleum Corporation (NYSE: OXY), an international oil and gas exploration and production company. Before that, Mr. Beauvais practiced corporate and securities law at Baker Botts L.L.P., where he primarily counseled companies in public issuances and private placements of debt and equity and handled a wide range of general corporate and securities matters as well as mergers and acquisitions.